Exhibit 99.1

THE FEMALE HEALTH COMPANY

Subject:  Major Advancement in HIV/STD Prevention for Women Announced

EMBARGOED UNTIL MIDNIGHT, September 28, 2005

FEMALE HEALTH COMPANY ANNOUNCES INTERNATIONAL
AVAILABILITY OF SECOND-GENERATION FEMALE CONDOM
 AT SIGNIFICANTLY LOWER PRICE

New Study Shows Expanded Use of FC2 Could Prevent Thousands of HIV Infections and
Saves Millions of Dollars in Health Care Costs Annually in South Africa and Brazil Alone

Baltimore - September 29, 2005 - Mary Ann Leeper, Ph.D., President and COO of the Chicago-based Female Health Company (FHC), announced today that FHC has developed the second-generation FC2 Female Condom™ for the non U.S. market, which will be made available to developing countries at significantly reduced pricing when purchased in large volumes. FC2 made of nitrile, a synthetic material, looks and performs in a statistically similar manner to FHC's FC Female Condom™ (FC1) the only FDA approved female-initiated barrier device that is intended for women to protect themselves from HIV, other STDs and unintended pregnancies.

Leeper made the announcement at a summit meeting on the use and availability of the product class of female condom where she also challenged the global public sector to form a collective to ensure that FC2 was available at the lowest possible price.

Leeper also presented top line findings of a study done by Dr. David Holtgrave, Chair of the Department of Health, Behavior and Society, and his colleagues, at the Bloomberg School of Public Health at Johns Hopkins University. The study, which focused only on Brazil and South Africa, assumed three levels of use of FC2. At even low levels of use, the model predicted that more than 2,000 HIV infections would be prevented and about $1.4 million in health care costs saved in one year. At high levels of use, the model indicated that FC2 could prevent as many as 32,000 HIV infections, saving as much as $66.9 million in HIV-related health care costs in one year. The full study is being submitted for publication later this year.

"Changes in the material for FC2 permits use of a manufacturing process that results in reduced cost as volume increases. This offers the Female Health Company the opportunity to dramatically lower the price of FC2," Leeper said. Currently, FC1 sells for 72 cents per unit. Because of the manufacturing process, the price of FC1 does not change significantly even when purchased in large volumes. This is due to the fact that the cost associated with the current process isn't as sensitive to volume.

"The price of FC1 has meant that some HIV prevention programs cannot incorporate FC1 fully into a comprehensive HIV prevention strategy," Leeper said. "But in large volumes that are equal to only about 3% of the estimated male condom market, FC2 can be made available for as little as 22 cents per unit, dramatically improving its affordability."

"This is excellent news," said Zena Stein, Professor Emerita at Columbia University's Mailman School of Public Health, and Co-Director of the HIV Center for Clinical and Behavioral Studies, at the New York State Psychiatric Institute. "The biggest barrier to more widespread use of the female condom has been the price. Now that the price has been cut, potentially by two-thirds, we must distribute the FC2 Female Condom as rapidly as possible. This is a very real advance for women around the world."

"The Female Health Company is committed to empowering women in the developing world by ensuring they have access to FC2, one of the most cost-effective ways to dramatically lower HIV infection rates for women," said Leeper. "Worldwide, women account for an increasing proportion of new HIV infections. In sub-Saharan Africa, 60% of those living with HIV are women. Sadly, they are three times more likely to be infected with HIV than their male counterparts."

Last year, it is estimated that 6-9 billion male condoms were made available by the global public sector to help reduce the risk of HIV transmission. Leeper challenged the global public health sector to do more to ensure that women can protect themselves from HIV infection.

"The global public health sector must increase distribution of the female condom from last year's volume of 12 million to at least 180 million, which is still only 3% of the number of male condoms made available by the global public health sector throughout the world annually," said Jodi Jacobson, executive director of the Center for Health and Gender Equity (CHANGE). "There are no excuses for keeping this female-initiated method of HIV protection from women who desperately need it. Women around the world are increasingly becoming HIV infected. The tools they need to protect themselves must be put in their hands today."

About FHC
The Female Health Company, based in Chicago, owns certain worldwide rights to FC Female Condomä including patents which have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, The People's Republic of China, Canada, New Zealand, South Korea and Australia. FC Female Condomä is the only available product controlled by a woman that is intended to protect against sexually transmitted diseases including HIV/AIDS, and unintended pregnancy.

For more information about the Female Health Company, dial toll-free via fax, 1-800-PRO-INFO and enter company code "FHCO."  Also, visit the Company's web site at www.femalehealth.com and www.femalecondom.org. If you would like to be added to an e-mail alert list, please send an e-mail to FHCInvestor@aol.com.

"Safe Harbor" Statement
The statements in this press release which are not historical fact are forward-looking statements based upon the Company's current plan and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

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